Exhibit 2.3

CLOSING AGREEMENT

In reference to the Share Purchase Agreement and the Convertible Promissory Note Loans Purchase Agreement (hereinafter jointly the "Purchase Agreements"), made and entered into on 25 September 2002 in Helsinki, Finland,

A The Finnish National Fund for Research and Development Sitra ("Suomen itsenaisyyden juhlarahasto Sitra" in Finnish), a legal entity incorporated and existing under the laws of Finland with Business Identity Code 0202132-3, having its registered domicile in Helsinki, Itamerentori 2, 00180 Helsinki. Finland;

B Savon Teknia Oy, a corporation organized and existing under the laws of Finland with Business Identity Code 0732765-5, having its registered domicile in Kuopio, Savilahdentie 6, 70211 Kuopio, Finland and

C Savon Kasvurahasto I Ky, a limited partnership organized and existing under the laws of Finland with Business Identity Code 1447848-6, having its registered domicile in Kuopio, Savilahdentie 6, 70211 Kuopio, Finland

(A, B and C are hereinafter jointly called as the "Sellers". The Sellers and the Purchaser are hereinafter jointly called as the Parties and individually as the "Party")

hereby confirm, that the shares (the "Shares") of Nanobac Oy (the "Company") and the Convertible Promissory Note Loans, as stated in the Purchase Agreements, will be passed from the Sellers to Nanobac Pharmaceuticals Inc (the "Purchaser") under the following provisions:

1. The Purchaser hereby declares that it is well acquainted with the Company and its operations. The Purchaser is fully aware of the financial condition of the Company as well as the issues related to its legal affairs and commercial position as of the date of signing of this Agreement. The Purchaser has had full powers and sufficient possibilities to examine the company either by himself or with any of his expert advisers prior to the execution of this Agreement and the Purchaser has received copies of the annual accounts of the company for the financial year 2002.

2. The Purchaser is aware of and fully and unconditionally accepts that

(i) The extraordinary shareholders' meeting (the "Meeting") of the Company shall be held on 6 November 2003 or on such later date when the fourth and final instalment of the purchase price has been paid to the Sellers' bank account in accordance with the Purchase Agreements;

(ii) The Meeting shall unanimously pass a resolution whereby all of the present members of the board of directors ("Board Members") of the Company have been discharged from liability for their administration until the date of their resignation;

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(iii) The Board Members shall resign from the board of directors of the Company and they will submit necessary information relating to the change of memberships to the Trade Register (meaning the register held by the National Board for Patents and Registrations in Finland) immediately after the Meeting has been held.

The Purchaser further undertakes that:

(iv) It shall be responsible for ensuring that those Board Members who have resigned or been replaced in connection with this Agreement will be fully and unconditionally discharged from liability for their administration, as provided by the Finnish Companies Act, until the date of their resignation or replacement, for such part of their administration that such discharge from liability has to be confirmed at the next annual general meeting of the Company, not to be held later than 30 June 2004; provided, however, that the auditors of the Company in their reports for the relevant period do not recommend against such discharge.

3. The Sellers' commitment to Close the transaction (i.e. to transfer the full and unrestricted ownership of and title to the Shares to the Purchaser) shall be subject to the Sellers receiving the fourth and final instalment of the purchase price, as according to the Purchase Agreements.

4. Each Party shall take all necessary actions, and assist the other Party in all actions necessary on their behalf, in order to effect the transactions contemplated under this Agreement in accordance with all applicable laws.

5. If any provision of this Agreement or the Purchase Agreements is held to be unenforceable, voidable, void or in conflict with any laws, then other provisions of this Agreement or the Purchase Agreements shall continue to be in full force and effect, provided that such remaining provisions still reflect the original intent of the Parties hereto. If any provision of this Agreement or the Purchase Agreements is held to be unenforceable, voidable, void or in conflict with any laws, the Parties shall use all reasonable endeavours to replace that provision with a new, lawful provision closest to the substance of the original provision.

6. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns, but neither the rights nor the duties of any Party may be voluntarily assigned, in whole or in part, by a Party without the prior written consent of the other Parties. After the Sellers have received the fourth instalment as stated above, this Agreement shall replace such provisions in the Purchase Agreements that are in conflict with the provisions of this Agreement, if any.

7. This Agreement and the Purchase Agreements shall be governed by the laws of Finland.

8. Any dispute, controversy or claim arising out of or in connection with this or the breach, termination or invalidity thereof shall be settled in arbitration by a three (3) arbitrators in accordance with rules of the Central Chamber of Commerce in Finland. The language of the proceedings shall be English.

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This Agreement has been signed in four (4) identical counterparts, one for each
Party.

Helsinki, 5 November, 2003.

     FINNISH NATIONAL FUND FOR RESEARCH AND DEVELOPMENT SITRA

     /s/ Pekka Ahlstrom
     ----------------------
     Pekka Ahlstrom
     by proxy


     SAVON TEKNIA OY

     /s/ Matti Lappalainen
     -------------------------
     Matti Lappalainen
     by proxy


     SAVON KASVURAHASTO I KY

     /s/ Matti Lappalainen
     -------------------------
     Matti Lappalainen
     by proxy


     Nanobac Pharmaceuticals, Inc.
     /s/ A. H. Edwards III.
     -----------------------
     A. H. Edwards III.